Securities and Exchange Commission
              Washington, D.C. 20549


                    Form 8-K/A
                 Amendment No. 1
                 Current Report


     Pursuant to Section 13 or 15(d) of the
         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):
               September 13, 1996



            Cadiz Land Company, Inc.
(Exact name of issuer as specified in its charter)


                    Delaware
 (State or other jurisdiction of incorporation)


0-12114                 77-0313235
(Commission File Number)(IRS Employer Identification No.)


10535 Foothill Boulevard, Suite 150, Rancho Cucamonga,  CA  91730
(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code: (909) 980-2738


Cadiz Land Company, Inc. (the "Company") previously reported on Form
8K that it had acquired all of the stock of Sun World International, Inc. ("Sun World") on September 13, 1996. This amendment to Form 8K provides historical audited financial statements of Sun World and pro forma financial information relative to the Sun World acquisition. This amendment also reports the sale of equity securities pursuant to Regulation S on November 26, 1996

ITEM 2.        ACQUISITION OF ASSETS

          On September 13, 1996, Cadiz Land Company, Inc. (the "Company") acquired all of the stock of a reorganized Sun World International., Inc. ("Sun World") pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3,
          1996 (Modified) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). Total consideration was approximately $179 million of which approximately $150 million will be owed to Sun World's existing secured lenders through a restructuring of previously existing debt. In addition, the Company made a capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors.

          The total cash requirements of the Company related to the acquisition were funded from: (i) the issuance by the Company of $27.631 million of newly authorized Convertible Series A Preferred Stock; (ii) the issuance by the Company of $7.6 million of newly authorized 6% Convertible Series B Preferred Stock;
          (iii) the issuance by the Company of $2.6 million of newly authorized 6% Convertible Series C Preferred Stock; and (iv) $1 million previously deposited by the Company from its working capital in trust with the Official Committee Holding Unsecured Claims. Of such funds, approximately $35 million was applied to cash disbursements required at closing under the Plan, including the $15 million capital contribution referred to above and approximately $5.5 million of payments to secured lenders. The remainder has been utilized by the Company substantially for the payment of expenses relating to the acquisition.

          The consideration paid by the Company was determined in arms length negotiations between the Company and the various constituents of the Sun World bankruptcy case. As required under the Plan, a total of $3 million in cash and 829,090 shares of newly issued common stock was delivered to the previous holders of the stock of Sun World upon transfer of such stock to the Company. These stockholders were Howard P. Marguleas, Domenick T. Bianco, Martin S. Gans, James R. Greenbaum, Sr., Carl S. Maggio, Robert and Charlotte J. Nies Revocable Trust dated June 15, 1988, the John and Shirley Thomas Family Trust U/D/T/September 6, 1988, and Tostado Family Trust U/D/T/September 29, 1983, as amended through September 20,
          1992, Carl Sam Maggio, Trustee. None of such holders were affiliates of the Company at the time of the transaction.

          Sun World is one of California's leading fully integrated agricultural companies with agricultural landholdings of approximately 21,000 acres primarily in the Central Valley and Coachella Valley of California. Sun World ships fresh produce to nearly every state in the United States and exports fresh fruits and vegetables to over thirty foreign countries. Sun World's farming operations produce approximately 7 million units of fruits and vegetables annually, while its packing facilities handle approximately 9 million units of produce annually. Sun World's marketing operations include selling, merchandising and promoting Sun World grown products as well as providing such services to a sizable and highly diverse world wide customer base which domestically includes national retailers, club stores and food service distributors. The Company intends to continue operating Sun World within the same markets in which it has been historically engaged and does not contemplate any significant change in the use of Sun World's properties.

ITEM. 7        FINANCIAL STATEMENTS, PRO FORMA
               FINANCIAL INFORMATION AND EXHIBITS

          The following financial statements, pro forma financial information and exhibits are filed as part of this report.
          (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

          This amendment includes audited financial statements of Sun World for each of the years ended December 31, 1995 and 1994. The Company previously had determined that it was impracticable to audit Sun World's 1993 fiscal year and, accordingly, has omitted 1993 financial statements from this amendment in reliance on a no action letter received from the Commission's Office of Chief
          Accountant in the Division of Corporation Finance. However, in an effort to provide the most complete financial information available under the circumstances, the Company has also included in this amendment audited financial statements of Sun World for the interim period from January 1, 1996 to September 13, 1996.

          The following audited financial statements are included and prepared pursuant to Rule 3.05 of Regulation S X:

              (i) Audited consolidated financial statements of Sun
                  World International, Inc. and Subsidiaries for the years ended December 31, 1995 and 1994:
                  Independent Auditors' Report
                  Consolidated Balance Sheets as of December 31,
                  1995 and 1994
                  Consolidated Statement of Operations and
                  Accumulated Deficit for the years ended
                  December 31, 1995 and 1994
                  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994
                  Notes to Consolidated Financial Statements

            (ii) Audited consolidated financial statements of Sun World International, Inc. and Subsidiaries for the interim period January 1, 1996 through September 13, 1996 (the date of acquisition):

                  Independent Auditors' Report
                  Consolidated Balance Sheet as of September 13, 1996 Consolidated Statement of Operations and
                  Accumulated Deficit for the period January 1,
                  1996 through September 13, 1996
                  Consolidated Statement of Cash Flows for the
                  period January 1, 1996 through September 13,
                  1996
                  Notes to Consolidated Financial Statements

       (b) PRO FORMA FINANCIAL INFORMATION

           The following unaudited pro forma financial information is provided:

              (i) Cadiz Land Company, Inc. and Sun World
                  International, Inc. unaudited Pro Forma Combined Financial Statements:

                   Pro Forma Combined Statement of Operations for the year ended March 31, 1996
                   Pro Forma Combined Statement of Operations for the six months ended September 30, 1996 Notes to Pro Forma Combined Financial Statements

        (c) EXHIBITS

            The following exhibits are provided in accordance with the provision of Item 601 of Regulation S K:

              2.1  Debtors' Modified Fourth Amended Consolidated
                   Plan of Reorganization dated June 3, 1996 (as
                   Modified)(1)
              2.2  Plan Implementation Agreement dated July 12,
                   1996(1)
              2.3  Supplement to Plan Support Agreement dated June 3,
                   1996(1)
              2.4  Stock Purchase Agreement with Howard Marguleas
                   dated September 13, 1996(2)
              2.5  Form of Stock Purchase Agreement with Minority
                   Stockholders of Sun World dated September 13,
                   1996(2)
              4.1  Certificate of Designations   Series A Preferred
                   Stock(2)
              4.2  Certificate of Designations   Series C Preferred Stock (2)
             23.1  Consent of Deloitte & Touche LLP
             23.2  Consent of Price Waterhouse LLP



(1) Previously filed as Exhibit to the Registrant's Report on Form 10 Q for the quarter ended June 30, 1996.
(2) Previously filed as Exhibit to the Registrant's Current Report on Form 8-K, dated September 13, 1996.

ITEM  9.  SALE OF EQUITY SECURITIES PURSUANT TO
          REGULATION S

          Under the terms of the plan of reorganization in the Sun World bankruptcy case, as originally approved, the total cash requirements of the Company in order to close the acquisition were approximately $39 million, with $15 million of this amount to be deposited by the Company at closing into the trusteed unsecured claims reserve account. However, in order to protect shareholder dilution, shortly before completion of the Sun
          World acquisition, the Company was able to successfully negotiate a reduction in this required initial cash deposit to $11 million, thereby effectively reducing cash requirements at closing to $35 million. As described in Item 2 above, this $35 million was raised by the Company primarily from the issuance of Series A, Series B and Series C Preferred Stock.

          As a condition to the reduction in the amount of the initial deposit, the Company agreed to deposit an additional amount into the unsecured claims reserve account subsequent to closing, when the final claims amounts could more readily be determined.
          In order to fund the remaining amounts necessary to complete its requirements in this regard, on November 26, 1996, the Company issued 240 shares of its 6% Convertible Series B
          Preferred Stock and 40 shares of its 6% Convertible Series C Preferred Stock (collectively, the "Shares") for total aggregate consideration of $2,800,000, or $10,000 per share. The amount of Shares so issued by the Company was less than the additional amount which the Company would otherwise have needed to issue prior to the Sun World acquisition if the amount of the initial cash deposit had not been reduced. The Shares were sold to a limited number of non U.S. accredited investors pursuant to Regulation S. Hunter & Company has acted as placement agent for the Company in connection with the sale of all Series B and Series C Preferred Stock issued by the Company for the funding of the Sun World acquisition in consideration of a commission equal to five percent (5%) of the gross proceeds of the offerings.

          Each share of Series B Preferred Stock and Series C Preferred Stock is convertible into shares of common stock of the Company ("Common Stock") at a conversion price per share of Common Stock equal to the lesser of (i) $5.8125 or (ii) eighty five percent (85%) of the average closing bid price of the Common Stock over the ten trading day period ending on the day prior to submission of notice of conversion.

    Audited Consolidated Financial Statements
                       of
          Sun World International, Inc.
                      and
Subsidiaries for the Years Ended December 31, 1995
                    and 1994
                 (Item 7(a)(1))


INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders of
Sun World International, Inc.

We have audited the accompanying consolidated balance sheets of Sun
World International, Inc. and subsidiaries (the Company") as of December
31, 1995 and 1994, and the related consolidated statements of operations and accumulated deficit and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly in all material respects the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994. Since that date, the companies had been operating under Bankruptcy protection and had been negotiating with all parties to the Bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy Court confirmed the Plan, which became effective on September
13, 1996. Under the Plan, the Company is required to comply with certain terms and conditions as more fully described in Note 1.



/s/ Deloitte & Touche LLP
September 20, 1996


SUN WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
                                         December 31,
                         ---------------------------------------------------

                                            1995         1994
ASSETS                                   -------- ---------
Current assets:
  Cash                                    $  23,333 $ 11,836
  Accounts receivable, net                   13,879   11,386
  Inventories                                12,710   13,875
  Prepaid expenses and other                  1,353    1,521
                                          ---------  -------
     Total current assets                    51,275   38,618

Investment in partnerships                    1,948    2,220

Property, plant and equipment, net           81,680  112,088
Assets held for sale                         17,969    0
Other assets                                  4,652    4,762
                                          ---------  -------

  Total assets                            $ 157,524 $157,688
                                          ========= =======
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                        $  13,926 $ 10,566
  Accrued liabilities                         2,074    2,588
  Long term debt due in one year              1,063    0
                                          --------- --------
     Total current liabilities               17,063   13,154

Long term debt                                1,458        0

Deferred revenue and other                       79      292

Deferred income taxes                         7,500    7,500

Liabilities subject to compromise under
  reorganization proceedings                177,455  174,036

Commitments and contingencies

Stockholders' deficit:
  Convertible 10% preferred stock,
  75,000 shares authorized;
  38,501 shares issued and
  outstanding (liquidation
     preference $11,550,000)                 11,550   11,550
  Common stock, $1 par value,
     300,000 shares authorized;
     42,000 shares issued and outstanding        42       42
  Additional paid-in capital                 29,350   29,350
  Accumulated deficit                       (86,973) (78,236)
                                          --------- ---------
     Total stockholders' deficit            (46,031) (37,294)
                                          ---------- --------

  Total liabilities and
      stockholders' deficit             $   157,524 $157,688
                                          ========= ========

  See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED
DEFICIT
 (Dollars in thousands)

                                      Years ended December 31,
                                     -------------------------
                                          1995      1994
                                     -----------   ---------
Revenues                                $117,623    $127,169
                                        --------    --------
Costs and expenses:

 Cost of sales                            85,546     112,661
 General and administrative                6,287      11,368
 Permanent crop abandonments               1,560       1,312
                                        --------     -------
      Total operating costs               93,393     125,341
                                        --------    --------

      Operating profit                    24,230       1,828

 Provision for loss on asset disposals     4,868       2,136
 Other expense/(income)                      686        (178)
 Interest expense                         16,756      15,442
                                        --------    --------
Income (loss) before reorganization
   items                                   1,920     (15,572)
                                        --------     --------

Reorganization items:

         Professional fees                 7,976       4,693
          Adequate protection fees         3,214       2,259
          Debt issuance costs                  0       1,487
          Interest income                   (533)       (107)
                                        --------   ----------
        Total reorganization items        10,657       8,332
                                        --------  ------------
               Net loss                   (8,737)    (23,904)

Accumulated deficit beginning of year    (78,236)    (54,332)
                                        ---------  -----------
Accumulated deficit end of year         $(86,973)   $(78,236)
                                        =========    =========

See accompanying notes to the consolidated financial statements.


SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                        Years Ended December 31,

                                          1995         1994
                                      -----------------------
Cash flows from operating activities:
     Net loss                             $ (8,737)  $ (23,904)
     Adjustments to reconcile net
       loss to cash provided
       by operating activities:
       Depreciation and amortization         6,705       7,037
       Loss on sale of  property,
        plant and equipment                    605         162
       Writeoff of debt issuance costs           0       1,487
       Provision for loss on disposal
          of assets                          4,868       2,136
       Permanent crop abandonments           1,560       1,312
       Share of  partnership operations       (400)        738
       Changes in operating assets and
         liabilities:
         (Increase)/decrease in
            accounts receivable             (2,493)      9,954
         Decrease in inventories              1,165      7,588
         Decrease in prepaid expenses
           and other                            168        104
         Increase in accounts payable         3,360     10,565
         (Decrease)/increase in accrued
           liabilities                         (514)     2,588
         (Decrease) in deferred revenue
           and other                           (213)       (62)
                                          ----------    -------
                                               6,074    19,705
                                          ---------- ---------
       Increase/(decrease) in liabilities
         subject to compromise under
         reorganization proceedings            6,038        (2)
                                          ----------   --------
       Net cash provided by operating
         activities                           12,112      9,703
                                          ----------  ---------
Cash flows from investing activities:
     Additions to property, plant
      and equipment                             (929)    (2,623)
     Additions to developing crops            (1,355)    (2,341)
     Partnership distributions                   672        379
     (Increase)/decrease in other assets        (436)        13
     Proceeds from disposal of property,
       plant and equipment                     1,530         75
                                          ----------    --------
       Net cash used in investing activities    (518)    (4,497)
                                          -----------   ---------
Cash flows from financing activities:
     Payments of long term debt
      subject to compromise                      (97)      (696)
     Proceeds from short term borrowings      91,303     16,431
     Payments on short term borrowings       (91,303)   (20,594)
                                          -----------  ----------
       Net cash used in financing activities      (97)   (4,859)
                                          ------------  ----------
Net increase in cash                           11,497    10,347
                                          -----------   ----------
Cash at beginning of year                      11,836     1,489
                                          -----------  -----------
Cash at end of year                         $  23,333  $ 11,836
                                             ========  ========


       See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND REORGANIZATION UNDER CHAPTER 11

   Sun World International, Inc. ("SWII") and its subsidiaries (collectively the "Company") own and farm approximately 21,000 acres in two major growing areas of California, the Southern San Joaquin Valley and Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and in certain foreign countries. Export sales accounted for approximately 7% of the Company's sales for the years ended December 31, 1995 and 1994. As of December 31,
   1995, the Company owned and operated eight cold storage and/or packing facilities located in California. In 1996, three of those facilities were sold.

   On October 3,1994, SWII and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since that date, the companies had been operating under Bankruptcy protection and had been negotiating with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy
   Court confirmed the Plan, which became effective on September 13, 1996 (the"Effective Date"). Pursuant to the Plan, SWII, Sun World, Inc., Coachella Growers and Sun Desert, Inc. (all wholly owned subsidiaries of SWII) emerged from the Chapter 11 Bankruptcy proceedings and 100% of SWII's stock (both preferred and common) was acquired by Cadiz Land Company, Inc. ("Cadiz"). The Plan also provided for, among other things, the cancellation of certain indebtedness in exchange for cash, elimination of all intercompany debts, new indebtedness, issuance of new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in the Company, the settlement of certain claims and mutual releases of certain claims of the Company and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which the Company was a party, and the establishment of procedures for the selection of a Board of Directors for the Company. The Plan did not provide for the reorganization of the estate or the resolution of outstanding third party claims and equity interests for AAI Services, Inc., a wholly owned subsidiary of SWII.

   Cadiz acquired all of the capital stock of the Company for total consideration of approximately $179 million including approximately $150 million which will be owed to the Company's existing secured lenders through issuance of new notes. In addition, Cadiz made a cash capital contribution of $15 million to the Company to provide additional operating capital.

   The following table summarizes the recoveries to the prepetition creditors and equity holders pursuant to the Plan based upon the Company's estimate of total claims to be allowed as of September 13, 1996 (dollars in thousands) (unaudited):


                                                Recovery
                              -----------------------------------------
                    Estimated                            Cadiz
                  Allowed Claims            Long-Term   Common   Total
Claims/Interest     Amount (1)    Cash         Debt      Stock   Recovery
--------------------------------------------------------------------------
Administrative,
  Tax and Priority $  5,000      $  5,000  $       0   $     0   $  5,000
Credit Agricole
  Secured Debt       58,621         3,500     55,121         0     58,621
John Hancock
  Secured Debt       93,084         2,000     91,084         0     93,084
Zenith Secured
  Debt                3,065           250      2,575        240     3,065
Other Secured
  Debt                1,050             0      1,050          0     1,050
General Unsecured
  Claims             20,800        12,500          0          0    12,500
Convertible
  Preferred Stock
  and Common Stock    11,592        3,000          0      2,487     5,487
                    --------    ---------- ---------    -------- ---------
                    $193,212   $  26,250    $149,830    $ 2,727  $178,807
                    =======    == ======    =======     ======     =======

     (1) Excludes any recovery to the Internal Revenue Service for claims as further discussed by Note 14.

     Management believes that the aggregate fair value of the Company's long term debt issued pursuant to the Plan approximates the aggregate book value.

     The Plan provided for a consolidation of the assets and liabilities of SWII and its subsidiaries and pursuant to the Plan, SWII was merged into Sun World, Inc. with the surviving corporation retaining the name of Sun World International, Inc. All payments and distributions required by the Plan to be made by SWII or any of its subsidiaries in respect of prepetition claims have been made or provided for, and SWII and its subsidiaries expect to have no further obligation with respect to any prepetition claims.

     Cadiz intends to account for this acquisition using the purchase method which will materially change the amounts reported in the accompanying consolidated balance sheet as of December 31, 1995. The consolidated financial statements do not give effect to adjustments of assets or liabilities, or classifications of such amounts, which may be necessary as a consequence of the Cadiz acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING   The consolidated financial statements
     include the accounts of SWII and its subsidiaries, substantially all of which are wholly owned. All significant intercompany transactions have been eliminated.
     The Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the
     Bankruptcy Code," issued by the American Institute of Certified
     Public Accountants. Accordingly, liabilities subject to compromise under reorganization proceedings have been segregated on the consolidated balance sheets and are recorded at the amounts that have been or are expected to be allowed based upon known claims.

     INVENTORIES   Growing crops, pepper seed, and materials and
     supplies are stated at the lower of cost, on a first in, first out (FIFO) basis, or market. Growing crops inventory includes direct costs and an allocation of indirect costs.

     INVESTMENT IN PARTNERSHIPS   Wholly owned subsidiaries
     of the Company have investments in various partnerships. The Company's two principal partnerships are Sun Date and American Sunmelon, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

     PROPERTY, PLANT AND EQUIPMENT   Property, plant and
     equipment is stated at cost for all acquisitions subsequent to September 30, 1983. All property, plant and equipment acquired prior to September 30, 1983 was restated to estimated fair value at that date in connection with the Company's quasi reorganization.

     The Company capitalizes the direct and certain indirect costs of planting and developing orchards and vineyards until they reach maturity, which varies by crop and ranges from three to seven years. Depreciation on trees and vines commences in the year commercial production is achieved.

     The Company computes depreciation applicable to property, plant and equipment on the straight line method using the following estimated useful lives:

       Buildings and improvements                   10-45 years
       Machinery and equipment                       3-25 years
       Permanent crops                              10-20 years

     Upon the sale, retirement or abandonment of property, plant and equipment, applicable gains or losses are recognized in income.

     ASSETS HELD FOR SALE   In conjunction with the Company's
     1996 Business Plan, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or net realizable value, consist of both farmland and facilities that were determined not vital to the Company's on going operations. The Company has sold certain facilities in 1996 including facilities located in Reedley, Arvin and Thermal.

     OTHER ASSETS   Other assets include professional fees and
     other costs to establish and defend trademark and patent rights. These assets are amortized over a 10 year period on a straight line basis. Also included in other assets are water rights that were obtained in connection with a 1988 divestiture of the Company's interest in a partnership. The Company is amortizing these water rights over 97 years using the straight line method.

     PROVISION FOR LOSS ON ASSET DISPOSALS   In 1995 and
     1994, the Company recorded provisions for loss on disposal of assets totaling $4,868,000 and $2,136,000, respectively. Such write downs represented amounts necessary to reduce the assets to their expected net realizable value.

     REVENUE RECOGNITION       The Company recognizes crop
     sale revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

     REORGANIZATION ITEMS   The net expenses incurred as a
     result of the Chapter 11 filing and subsequent reorganization proceedings have been segregated from recurring operations in the consolidated statements of operations.

     INCOME TAXES   Deferred income taxes on the difference
     between financial statement basis and tax basis of assets and liabilities are provided for at the statutory rates.

     SUPPLEMENTAL CASH FLOW INFORMATION   Cash
     payments for interest were $6,258,000 and $6,673,000 in the years ended December 31, 1995 and 1994, respectively. In 1995 and
     1994 the Company paid income tax, net of refunds, of  $13,000 and $633,000, respectively.

     RESEARCH AND DEVELOPMENT   The Company incurs
     costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $393,000 and $1,127,000 for the years ended December 31, 1995 and 1994, respectively.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL
     STATEMENTS   The preparation of consolidated financial
     statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS   In March
     1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of ("SFAS 121") was issued.
     SFAS No. 121 establishes new guidelines in accounting for the impairment of long lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated future cash inflows, an impairment loss shall be recorded based on fair value. The Company has not yet adopted SFAS No. 121 but believes that its impact when adopted will not be material.

3.         ACCOUNTS RECEIVABLE

           Accounts receivable consisted of the following (dollars in thousands):

                                        December 31,
                                       1995      1994
                                  ----------  ---------
           Trade receivables       $ 6,791   $    4,107
           Due from unaffiliated
             growers                 1,962          903
           Due from affiliated
             growers                   257          840
           Other                     5,051        5,904
                                   ---------  ---------
                                    14,061       11,754
           Less allowance for
               doubtful accounts       182          368
                                   ---------  ---------
                                   $13,879   $   11,386
                                   ======    ==========
       Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. The amounts due from growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales.
       Other receivables primarily include lemon crop sales, by product sales, and amounts receivable from joint venture partners.

4.     INVENTORIES

       Inventories consisted of the following (dollars in thousands):

                                        December 31,
                                    -------------------
                                       1995            1994
                                    ----------        --------
               Growing crops         $  8,337    $     9,103
               Pepper seed              2,328          2,950
               Materials and supplies   2,045          1,822
                                     --------     -----------
                                     $ 12,710    $    13,875
                                       =======         ======

           Pepper seed is net of valuation allowance of $395,000 and $375,000 at December 31, 1995 and 1994,
           respectively, to reduce such inventories to their net realizable value.

5.         PROPERTY, PLANT AND EQUIPMENT

           Property, plant and equipment consisted of the following (dollars in thousands):

                                                December 31,
                                             ----------------
                                       1995          1994
                                   -----------    -----------
       Land                        $  27,446      $    39,194
       Permanent crops                42,837           49,217
       Buildings and improvements     27,860           38,607
       Machinery and equipment        19,485           29,562
                                   -----------     ----------
                                     117,628           156,580
       Less accumulated depreciation  35,948            44,492
                                   -----------      ----------
                                    $ 81,680      $    112,088
                                     ========     ============
6.     INCOME TAXES

       Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1995 and 1994 are as follows (dollars in thousands):

                                    1995           1994
                                   ----------  -------------
       Deferred tax liabilities:
        Net fixed asset basis
          difference               $ 23,630     $  22,122
        State taxes                     181           181
                                   ------------   --------
         Total deferred tax
            liabilities              23,811        22,303
       Deferred tax assets:
           Net operating losses      29,779        28,655
           Tax credit carryforwards   1,604         1,760
           Reserve for notes
             receivable               5,769         5,769
           Capitalized legal fees     2,789         2,789
           Basis difference in
              water rights            1,198         1,198
           Deferred crop costs          484         1,685
           Allowance for doubtful
               accounts                  79           159
           Basis difference in
             partnership investments     40            12
           State taxes                  353           353
                                   --------       --------
           Total deferred tax
              assets                 42,095         42,380
           Valuation allowance for
             deferred
             tax assets             (25,784)       (27,577)
             Total deferred tax
               assets, net            16,311         14,803
                                   --------   -------------
             Net deferred
               tax liability       $   7,500     $    7,500
                                   =========     ==========

       The Company has provided a valuation allowance for the tax benefits of deferred tax assets which may not be realizable.

       Income tax expense (benefit) varies from the amount computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:

                                             December 31,
                                           -----------------
                                           1995        1994
                                         --------  ----------
           Statutory federal rate          (34.0)%  (34.0)%
           State taxes, less
              federal benefit              (6.2)%    (6.2)%
           Valuation allowance             40.2 %    40.2 %
                                      -----------    ----------
             Effective rate                0 .0 %      0.0 %
                                       ==========    ==========

       At December 31, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,439,000 and $8,032,000, respectively, which expires at various dates from 1997 through 2010. In addition, a wholly owned subsidiary acquired in 1989 has net operating loss carryforwards of approximately $44,950,000 for federal tax purposes, which are subject to an annual limitation for a fifteen year period. The federal loss carryforwards expire at various dates from 2001 through 2004.

       The Company had investment and research and experimental tax credit carryforwards of approximately $747,000 which expire from 1996 to 2007. The Company also had alternative minimum tax carryforwards of approximately $857,000.

       The utilization of the net operating loss and credit carryforwards could be limited or eliminated by a reduction in liabilities as a result of the Plan and/or by changes in the Company's stock ownership resulting from the Cadiz acquisition.


7.     FINANCING

       Pursuant to the Plan, the Company issued new debt (along with Cadiz common stock) to settle prepetition long term debt. The following is a discussion of the Company's financing arrangements prior to and as of the Effective Date.

       Prepetition Financing:

       Debt and other financing arrangements of the Company at December 31, 1995 and 1994 were as follows, based on the original contractual maturities:

                                                  December 31,
                                              ------------------
                                                (in thousands)

                                         1995        1994

                                     ------------ -------------
       Secured Debt:
       Revolving credit facility     $ 34,277     $  34,277
       Note payable to an insurance
         company, monthly
         installments of $824,000
         (includes interest), due
         on November 1, 2000,
         interest at 10.6%
         (default interest at
         12.6%)                        77,234        77,234
       Note payable to bank,
         semi annual installments
         of $750,000, due November
         30, 1999, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at
         prime plus 3.25%)              5,793         5,793
       Note payable to bank,
        annual installments of
        $1,500,000 due November
        30, 1996, interest
        at prime plus 1.25%
        (9.75% at December 31,
        1995), payable quarterly
        (default interest at
        prime plus 3.25%)             10,500         10,500
       Note payable to insurance
        company, monthly
        installments of $60,000
        (includes interest),
        interest at 12.9%              2,838          2,694

       Unsecured Debt
       Note payable to bank,
        due July 1, 1995, interest
        only at 10.0%, payable
        quarterly                     1,500           1,500
       Note payable to partnership,
        due September 1, 1994,
        interest at 13.25%            1,150           1,150
                                     -------         -------
                                     $133,292      $133,148
                                     =========      ========

       All of this prepetition debt has been classified in the accompanying consolidated balance sheets as "Liabilities subject to compromise under reorganization proceedings." As a result of the bankruptcy, all required principal payments on prepetition debt were suspended. For the period subsequent to the Petition Date, interest on the unsecured prepetition debt was not paid or accrued. Interest on secured prepetition debt continued to be accrued in the period subsequent to the Petition Date at the default interest rates. Pursuant to Bankruptcy Court order, adequate protection payments were made on the secured debt amounting to $3,214,000 and $2,259,000 for the years ended December 31, 1995 and 1994, respectively. "Liabilities subject to compromise under reorganization proceedings" included $19,248,000 and $9,098,000 related to unpaid interest accrued on secured debt for the years ended December 31, 1995 and 1994, respectively.

       These credit facilities described above were collateralized by substantially all of the assets of the Company. The Company was in default on substantially all of the covenants under these credit facilities as of December 31, 1995 and 1994.

       Debtor In Possession Financing:

       The Bankruptcy Court entered an order on January 20, 1995 approving a debtor in possession (DIP) financing agreement for the Company in an aggregate amount of $30,000,000. The
       DIP financing granted to the DIP lender security interests in all the real and personal property of the Company including all contract accounts, contract rights, fixtures, copyrights, patents and trademarks. Under the terms of the loan and the Bankruptcy Code, the security interest of the DIP lender had priority over virtually all prepetition claims and Chapter 11 administrative expense claims. The DIP financing also contained a clause to provide adequate protection to certain prepetition secured lenders in the form of (a) replacement liens and (b) payment of specified amounts on the prepetition secured debt to cover interest and professional fees incurred by the lenders.

       Interest on the DIP borrowings was prime plus 1.25%. During 1995, the Company borrowed and repaid up to $21,181,000 under this facility and had no balance outstanding at December 31, 1995. Total interest and fees paid during 1995 related to the DIP facility was $681,000.

       The DIP facility was amended and restated as of February 28, 1996 to extend the facility through the 1996 operating season in an aggregate amount of $20,000,000. The DIP facility expired when the Company emerged from bankruptcy on September 13, 1996.

       Post petition Financing:

       On or about October 27, 1995, the Bankruptcy Court issued the Weyerhaeuser Order pursuant to which the Company assumed certain agreements with Weyerhaeuser for corrugated shipping containers and related financing. Pursuant to the Weyerhaeuser Order, the Company was required to make certain adequate protection payments and entered into a secured note which had an outstanding balance at December 31, 1995 as follows:

                                              (in thousands)
       Note payable to supplier,
           monthly installments  of            $      2,521
           $104,000 (includes interest),
           due March 1, 1998,
           interest at 10.00%.
       Less: current portion                          1,063
                                                 ----------
                                               $      1,458
                                                ===========
       Plan Financing:

       Pursuant to the Plan, the Company entered into new financing agreements totaling approximately $150 million with its existing secured lenders which are collateralized by substantially all of the assets of the Company. Annual maturities of the debt outstanding upon emergence from bankruptcy on September 13, 1996 (including the post petition financing) is as follows: 1996-$4,502,000; 1997-$8,789,000;
       1998-$7,970,000; 1999-$9,369,000; 2000-$11,377,000; 2001
       and thereafter - $110,322,000.

8.     PREFERRED STOCK

        In May 1985, the Board of Directors of the Company designated 40,000 shares of Preferred Stock as Series I
       Preferred Stock. Each share of Series I Preferred Stock was convertible into one share of Common Stock and was entitled to receive cash dividends of $30 per share for each of the fiscal years ending on or after September 30, 1987. Such dividends were cumulative under certain circumstances and included other rights such as a liquidation preference per share equal to the sum of $300, plus all accrued but unpaid dividends.

       Pursuant to the Plan, all prepetition ownership interests of the Company, including the Series I preferred stock, as of the Effective Date were sold to Cadiz. At that time, accumulated undeclared dividends on the preferred stock of $10,395,000 and $9,240,000 at December 31, 1995 and 1994 were released.

9.     LEASING ARRANGEMENTS

       The Company leases certain parcels of land, facilities, machinery, and equipment under non cancelable operating leases which expire in various years through 2000.
       At December 31, 1995, future minimum lease commitments under noncancellable leases (exclusive of property taxes and insurance) consist of the following (dollars in thousands):

                                    Facilities &
                            Land      Equipment   Total
                          --------  -----------   ---------
       1996               $    119  $  1,543     $ 1,662
       1997                    114       348         462
       1998                    114        60         174
       1999                      0         9           9
       2000                      0         9           9
                         ---------    ---------     -------
                          $    347    $ 1,969    $ 2,316
                         =====  ======   ======  ========

       Operating lease payments for the years ended December 31, 1995 and 1994 were $2,554,000 and $4,595,000, respectively.

10.    LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

       Liabilities subject to compromise under reorganization proceedings consisted of the following as of December 31
       (dollars in thousands):

                                       1995         1994
                                   ------------   -----------
         Accounts payable          $  20,792     $  27,667
         Interest payable             19,248         9,098
         Other accrued liabilities     4,123         4,123
         Long term debt (see
           Note 7)                   133,292       133,148
                                 -----------      -----------
                                  $  177,455     $ 174,036
                                    =========    ==========
11.    COMMITMENTS

       DEBT GUARANTEE   The Company was co guarantor with
       its partner on a bank loan to the Sun Date partnership (see
       Note 13). The loan totaled $1,150,000 at December 31, 1995 and 1994. In connection with the Sun Date settlement during the bankruptcy proceeding, the Company will be released from this bank guarantee and Cadiz has agreed to guarantee the bank loan up to a maximum of $350,000.

       PURCHASE AGREEMENT   In 1995, the Company entered
       into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

12.    RETIREMENT PLANS

       The Company has a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary and totaled approximately $207,000 and $300,000 for the years ended December 31, 1995 and 1994, respectively. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multiemployer pension plan in accordance with negotiated labor contracts, are generally based on the number of hours worked, and totaled approximately $11,000 and $25,000 for the years ended December 31, 1995 and 1994, respectively.

13.    RELATED PARTY TRANSACTIONS

       AG ACCOUNTING, INC.   The Company has entered into
       agreements to market products obtained from growers in which a former major stockholder/director of the Company has financial interests and/or farm management contracts. Ag Accounting, Inc. ("Ag Accounting"), which is wholly owned by this former stockholder/director, provides accounting services to these affiliated growers. The Company recognized marketing commission revenues from these affiliated growers of $104,000 and $436,000 for the years ended December 31, 1995 and 1994, respectively. The Company makes crop advances and charges for some or all of harvesting, hauling, packing and marketing services provided to these growers. These charges are deducted from crop proceeds paid to growers. As of December 31, 1994, the amount due Ag Accounting from the Company was $404,000 (none in 1995). Amounts due the Company from Ag Accounting totaled
       $233,000 and $634,000 as of December 31, 1995 and 1994,
       respectively. The Company bills the affiliated growers monthly for services and remits net proceeds to each grower for the crops marketed by the Company. In certain instances, the Company has also obtained financing for these affiliated growers.

       Costs related to a product incentive program and certain payroll and office expenses of $395,000 and $503,000 were incurred on behalf of Ag Accounting for the years ended
       December 31, 1995 and 1994, respectively.

       In 1993, the Company determined that receivables due from Ag Accounting and growers affiliated with Ag Accounting in the amount of $8,652,000 were uncollectible. These amounts which were written off represent advances made by the Company to Ag Accounting for operating expenses and to Ag Accounting ranches for growing and harvesting costs. Under the Plan, Ag Accounting, the majority stockholder/director, and the affiliated growers have been released from all claims and liabilities related to the Company.

       ANTHONY VINEYARDS, INC.    Anthony Vineyards, Inc. is
       a farming entity owned by a former officer and director of the Company. The Company entered into marketing agreements and provided packing and marketing services to this grower. The Company makes grower advances for harvesting, hauling, and packing materials which are recovered from the grower at the time the Company receives the crop proceeds. The
       Company recognized marketing commission revenues from Anthony Vineyards of $1,277,000 and $980,000 for the years ended December 31, 1995 and 1994, respectively. In addition, at December 31, 1994, the Company had liabilities owed to Anthony Vineyards, Inc. of $841,000 (none in 1995). The amounts due the Company from Anthony Vineyards as of December 31, 1995 and 1994 were $26,000 and $125,000, respectively.

       STOCKHOLDERS   In 1993, the Company determined that
       $3,771,000 in receivables due from stockholders were uncollectible and were written off. As part of the Plan, all liabilities and claims between the former stockholders and the Company have been released.

       LSL BIOTECHNOLOGIES, INC.   LSL Biotechnologies,
       Inc. (LSL) is an entity that develops, produces and markets seed varieties in which former officers and/or directors of the Company have or had ownership interests. The Company and LSL entered into growing agreements and seed purchase contracts related to peppers and tomatoes. For the year ended December 31, 1994, the Company made royalty payments to LSL of $1,339,000 (none in 1995). During the bankruptcy proceeding, LSL made significant claims for prepetition and postpetition amounts owed by the Company under the agreements which the Company disputed. On September 9, 1996, an agreement between the Company and LSL was reached that settled all LSL pre and postpetition claims against the Company. The settlement included the allowance of the prepetition unsecured claim for $900,000, and postpetition administrative claim of $650,000 for postpetition royalties owed to LSL for pepper and tomato sales. In addition, the Company agreed to convey the trade name and trademark Le
       Rouge Royale to LSL and obtained a license to utilize the trademark until December 31, 1997 for an additional royalty of $100,000.

       THE IRVINE COMPANY   The Company had orchard and
       row crop farming, packing and marketing agreements with The Irvine Company. A former major stockholder/director of the Company owned stock in and was a director of The Irvine Company, a large land owner and developer in Southern California. In 1993, the orchard agreement was terminated and in 1994 the row crop agreement was terminated. As of December 31, 1995 and 1994, the Company had liabilities owed to The Irvine Company, primarily for land rent and crop proceeds, of $4,946,000 and $5,400,000, respectively. In connection with the Plan, the Company agreed to allow a claim of $5,000,000 in settlement of Irvine's prepetition liability and claim against the Company.

       AMERICAN SUNMELON   For the years ended December
       31, 1995 and 1994, the Company made payments to American Sunmelon of $849,000 and $1,101,000, respectively, primarily for royalty payments and seed purchases. As of December 31, 1995 and 1994, the Company had liabilities owed to American Sunmelon of $128,000 and $210,000, respectively. The Company's share of partnership income from American
       Sunmelon was $1,111,000 and $480,000 for the years ended December 31, 1995 and 1994, respectively.

       SUN DATE   On September 9, 1996, the Company and Sun
       Date entered into an agreement that included a release or settlement of all prepetition claims between Sun Date and the Company, and included provisions for the Company to sell the dates produced by Sun Date. A former major stockholder/director of the Company, prior to September 13, 1996, had ownership interests in various date farming partnerships that provided unprocessed dates to Sun Date. For the years ended December 31, 1995 and 1994, the Company recognized marketing commissions from date sales of $116,000 and $68,000, respectively. In addition, as of December 31, 1995 and 1994, the Company had liabilities payable to Sun Date of $1,175,000 and $1,546,000, respectively, including a $1,150,000 prepetition note payable which was settled as described above. The Company's share of the partnership loss from Sun Date was $677,000 and $669,000 for the years ended December 31, 1995 and 1994, respectively.

14.    CONTINGENCIES

       The Internal Revenue Service (IRS) has filed claims against the Company, and certain subsidiaries, for taxes refunded to the Company for certain workers that the IRS claims were employees. The Company contends that the workers are excluded from the definition of employment under the Internal Revenue Code. A complaint has been filed by the Company in the Bankruptcy Court seeking refunds of taxes paid on account of agricultural workers for other years. The Company intends to object to the claims asserted by the IRS. The total amount of claims filed against the Company are approximately $4,300,000 including tax deficiency, interest and penalties. At December 31, 1995 and 1994, the Company has recorded a reserve for these claims representing management's best estimate of the ultimate amount that will be paid.

       On January 3, 1996, the Company brought an action against Corona College Heights Orange & Lemon Association (CCH) alleging breach of contract, intentional interference with economic advantage and unfair competition. On April 17, 1996, CCH counterclaimed against the Company, alleging breach of contract, breach of fiduciary duty, negligence, fraud and deceit, negligent misrepresentation, constructive fraud, intentional interference with prospective economic advantage, unjust enrichment and constructive trust and accounting. This matter is in the early stages of discovery.

       In the normal course of agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. The Company has had regulatory agencies conduct inspections and there has been a claim asserted relating to these materials. Although the Company does not believe remedial action, if any, will require the expenditure of funds material to the Company's financial condition, no assurance can be given regarding the outcome of environmental claims, investigations or remedial actions in the future.

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


                   * * * * * *



                     AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                         OF
                          SUN WORLD INTERNATIONAL, INC.
                                        AND
                       SUBSIDIARIES FOR THE INTERIM PERIOD
                    JANUARY 1, 1996 THROUGH SEPTEMBER 13, 1996





        REPORT OF INDEPENDENT ACCOUNTANTS


November 22, 1996


To the Board of Directors and
Shareholders of Sun World International, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Sun World International, Inc. and its subsidiaries (the Company) at September
13, 1996, and the results of their operations and their cash flows for the period January 1, 1996 through September 13, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994. On July 12, 1996, the Bankruptcy Court confirmed the
Plan of Reorganization (the Plan) which became effective on September 13, 1996. Concurrent with the approval of the Plan, the Company was acquired by Cadiz Land Company, Inc. The accompanying consolidated financial statements do not include any adjustments for the forgiveness of indebtedness or for the adjustment of assets and other liabilities which will result from the Plan nor do they give effect to any adjustments which may be necessary as a consequence of the acquisition.


/s/ Price Waterhouse LLP

SUN WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

                                               September 13,
                                                   1996
ASSETS                                      ------------------
Current assets:
  Cash                                        $  17,113
  Accounts receivable, net                       18,347
  Inventories                                    12,991
  Assets held for sale                           15,074
  Prepaid expenses and other                      1,241
                                              --------------
     Total current assets                        64,766

Investment in partnerships                        1,752

Property, plant and equipment, net               80,723
Other assets                                      5,425
                                              ---------------
                                              $ 152,666
                                              =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                            $  11,710
  Accrued liabilities                             1,878
  Long term debt due within one year              1,269
                                              ---------------
     Total current liabilities                   14,857

Long term debt                                    1,484

Deferred revenue and other                           59

Liabilities subject to compromise
  under reorganization proceedings              180,249

Deferred income taxes                             7,500

Commitments and contingencies

Stockholders' deficit:
  Convertible 10% preferred stock,
    75,000 shares authorized;
    38,501 shares issued and
    outstanding (liquidation
    preference $11,550,000)                     11,550
  Common stock, $1 par value,
    300,000 shares authorized;
    42,000 shares issued and outstanding            42
  Additional paid in capital                    29,350
  Accumulated deficit                          (92,425)
                                              ---------
     Total stockholders' deficit               (51,483)
                                              ---------
                                              $ 152,666
                                              =========

  See accompanying notes to the consolidated financial statements.


SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND  ACCUMULATED
DEFICIT
 (Dollars in thousands)

                                            January 1 to
                                           September 13,
                                              1996
                                           --------------
Revenues                                      $77,938
                                             ---------
Costs and expenses:

          Cost of sales                        60,300
          General and administrative            5,934
                                             ---------
                                               66,234
                                              --------
          Operating income                     11,704

Other income                                     (242)
Interest expense                                10,806
                                          ------------

Net income before reorganization items           1,140
                                          ------------

Reorganization items:

         Professional fees                      4,085
          Adequate protection fees              3,007
          Interest income                        (500)
                                              ------------
               Total reorganization items       6,592
                                              ------------
               Net loss                        (5,452)

Accumulated deficit beginning of year         (86,973)
                                              -------------
Accumulated deficit at September 13, 1996    $(92,425)
                                              ========

          See accompanying notes to the consolidated financial statements.



SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)


                                          January 1 to
                                         September 13,
                                              1996
                                     ---------------------
Cash flows from operating activities:
     Net loss                           $     (5,452)
     Adjustments to reconcile
       net loss to cash used in
       operating activities:
          Depreciation and amortization        4,085
          Gain on sale of  property,
            plant and equipment                  (10)
          Share of  partnership operations      (628)
          Changes in operating assets
              and liabilities:
          Increase in accounts receivable,
              net                             (4,468)
          Increase in inventories               (340)
          Decrease in prepaid expenses
              and other                          112
          Decrease in accounts payable        (2,216)
          Decrease in accrued liabilities       (196)
          Decrease in deferred revenue
              and other                          (20)
                                          -------------
                                              (9,133)
                                          -------------
Increase in liabilities subject to
  compromise under
  reorganized proceedings                      2,794
                                           ------------
         Net cash used in
          operating activities                (6,339)
                                             -------------
Cash flows from investing activities:
         Additions to property,
           plant and equipment                (2,321)
         Additions to developing crops          (462)
         Partnership distributions               825
         Increase in other assets             (1,146)
         Proceeds from disposal of
           property, plant & equipment         2,991
                                        ------------
            Net cash used in investing
              activities                        (113)
                                        -------------
Cash flows from financing activities:
         Increase in long term debt            1,050
         Payments of long term debt             (818)
         Proceeds from short term borrowings  46,711
         Payments on short term borrowings   (46,711)
                                         ------------
            Net cash provided by
              financing activities               232
                                         ------------
Net decrease in cash                          (6,220)
                                         -------------
Cash at beginning of year                     23,333
                                          ------------
Cash at September 13, 1996                   $17,113
                                             ========

            See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND REORGANIZATION UNDER CHAPTER 11

   Sun World International, Inc. ("SWII") and its subsidiaries
   (collectively the "Company") own and farm approximately 21,000 acres in two major growing areas of California, the Southern San Joaquin Valley and Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and in certain foreign countries. Export sales accounted for approximately 7.5% of the Company's sales for the period ended January 1, 1996 to September 13, 1996. As of
   September 13, 1996, the Company owned and operated five cold storage and/or packing facilities located in California.

   On October 3, 1994, SWII and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since that date, the companies had been operating under bankruptcy protection and had been negotiating with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy
   Court confirmed the Plan, which became effective on September 13, 1996 (the"Effective Date"). Pursuant to the Plan, SWII, Sun World, Inc., Coachella Growers and Sun Desert, Inc. (all wholly owned subsidiaries of SWII) emerged from the Chapter 11 Bankruptcy proceedings and 100% of SWII's stock (both preferred and common) was acquired by Cadiz Land Company, Inc. ("Cadiz"). The Plan also provided for, among other things, the cancellation of certain indebtedness in exchange for cash, elimination of all intercompany debts, new indebtedness, issuance of new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in the Company, the settlement of certain claims and mutual releases of certain claims of the Company and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which the Company was a party, and the establishment of procedures for the selection of a Board of Directors for the Company. The Plan did not provide for the reorganization of the estate or the resolution of outstanding third party claims and equity interests for AAI Services, Inc., a wholly owned subsidiary of SWII.

   Cadiz acquired all of the capital stock of the Company for total consideration of approximately $179 million including approximately $150 million which will be owed to the Company's existing secured lenders through issuance of new notes. In addition, Cadiz made a cash capital contribution of $15 million to the Company to provide additional operating capital.

   The following table summarizes the recoveries to the prepetition creditors and equity holders pursuant to the Plan based upon the Company's estimate of total claims to be allowed as of September 13, 1996 (dollars in thousands) (unaudited):

                                 Recovery
     -----------------------------------------------------------------
                     Estimated                           Cadiz
                    Allowed Claims            Long term  Common    Total
Claims/Interest       Amount (1)     Cash       Debt      Stock    Recovery
----------------------------------------------------------------------------
Administrative,
  Tax and Priority  $  5,000       $  5,000  $      0    $     0   $  5,000
Credit Agricole
  Secured Debt        58,621          3,500    55,121          0     58,621
John Hancock
  Secured Debt        93,084          2,000    91,084          0     93,084
Zenith Secured
  Debt                 3,065            250     2,575        240      3,065
Other Secured
  Debt                 1,050              0     1,050          0      1,050
General Unsecured
  Claims              20,800         12,500         0          0     12,500
Convertible
  Preferred Stock
  and Common Stock    11,592          3,000         0      2,487      5,487
                    --------       -------- ---------  ----------   --------
                    $193,212       $ 26,250 $ 149,830    $ 2,727   $178,807
                    ========        =======  ========    ========  ========

(1) Excludes any recovery to the Internal Revenue Service for claims as further discussed by Note 14.

     Management believes that the aggregate fair value of the Company's long term debt issued pursuant to the Plan approximates the aggregate book value.

     The Plan provided for a consolidation of the assets and liabilities of SWII and its subsidiaries and pursuant to the Plan, SWII was merged into Sun World, Inc. with the surviving corporation retaining the name of Sun World International, Inc. All payments and distributions required by the Plan to be made by SWII or any of its subsidiaries in respect of prepetition claims have been made or provided for, and SWII and its subsidiaries expect to have no further obligation with respect to any prepetition claims.

     Cadiz intends to account for this acquisition using the purchase method which will materially change the amounts reported in the accompanying consolidated balance sheet as of September 13, 1996. The consolidated financial statements do not give effect to adjustments of assets or liabilities, or classifications of such amounts, which may be necessary as a consequence of the Cadiz acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING   The consolidated financial statements
     include the accounts of SWII and its subsidiaries, substantially all of which are wholly owned. All significant intercompany transactions have been eliminated.

     The Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified
     Public Accountants. Accordingly, liabilities subject to compromise under reorganization proceedings have been segregated on the consolidated balance sheet and are recorded at the amounts that have been or are expected to be allowed based upon known claims. The accompanying financial statements do not include any adjustments for the forgiveness of indebtedness or for the adjustment of assets or other liabilities which will result from the Plan.

     INVENTORIES   Growing crops, pepper seed, and materials and
     supplies are stated at the lower of cost, on a first in, first out (FIFO) basis, or net realizable value. Growing crops inventory includes direct costs and an allocation of indirect costs.

     INVESTMENT IN PARTNERSHIPS   Wholly owned subsidiaries
     of the Company have investments in various partnerships. The Company's two principal partnerships are Sun Date and American Sunmelon, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

     PROPERTY, PLANT AND EQUIPMENT   Property, plant and
     equipment is stated at cost for all acquisitions subsequent to September 30, 1983. All property, plant and equipment acquired prior to September 30, 1983 was restated to estimated fair value at that date in connection with the Company's quasi-reorganization.

     The Company capitalizes the direct and certain indirect costs of planting and developing orchards and vineyards until they reach maturity, which varies by crop and ranges from three to seven years. Depreciation on trees and vines commences in the year commercial production is achieved.

     The Company computes depreciation applicable to property, plant and equipment on the straight line method using the following estimated useful lives:

          Buildings and improvements  10-45 years
          Machinery and equipment      3-25 years
          Permanent crops             10-20 years

     Upon the sale, retirement or abandonment of property, plant and equipment, applicable gains or losses are recognized in income.

     ASSETS HELD FOR SALE   In conjunction with the Company's
     1996 Business Plan, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or fair value less estimated costs to sell, consist of both farmland and facilities that were determined not vital to the Company's on going operations. It is expected that the assets will be sold within twelve months from the balance sheet date.

     OTHER ASSETS   Other assets include professional fees and other
     costs to establish and defend trademark and patent rights. These assets are amortized over a 10 year period on a straight line basis. Also included in other assets are water rights that were obtained in connection with a 1988 divestiture of the Company's interest in a partnership. The Company is amortizing these water rights over 97 years using the straight line method.

     REVENUE RECOGNITION   The Company recognizes crop sale
     revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

     REORGANIZATION ITEMS   The net expenses incurred as a
     result of the Chapter 11 filing and subsequent reorganization proceedings have been segregated from recurring operations in the consolidated statement of operations.

     INCOME TAXES   Income taxes are accounted for using an asset
     and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates.

     SUPPLEMENTAL CASH FLOW INFORMATION   Cash
     payments for interest were $9,308,000 for the period ended January 1, 1996 to September 13, 1996. In 1996 the Company paid income tax, net of refunds, of $11,000.

     RESEARCH AND DEVELOPMENT   The Company incurs costs
     to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $296,000 for the period ended January 1, 1996 to September 13, 1996.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL
     STATEMENTS   The preparation of financial statements in
     conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS   In March
     1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of ("SFAS 121") was issued. SFAS
     No. 121 establishes new guidelines in accounting for the impairment of long lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated future cash inflows, an impairment loss shall be recorded based on fair value. The adoption of SFAS No. 121 in 1996 resulted in no adjustments to the financial statements.

3.         ACCOUNTS RECEIVABLE

           Accounts receivable consisted of the following (dollars in thousands):


                                      September 13
                                            1996
                                    ----------------
             Trade receivables             $14,178
             Due from unaffiliated growers     709
             Other                           3,642
                                           -------
                                            18,529
               Less allowance for doubtful
                accounts                       182
                                       -----------
                                           $18,347
                                         =========

       Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. The amounts due from growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales.
       Other receivables primarily include lemon crop sales, by product sales, and amounts receivable from joint venture partners.

4.     INVENTORIES

       Inventories consisted of the following (dollars in thousands):

                                       September 13,
                                            1996
                                      ------------
               Growing crops               $ 6,732
               Harvested product             1,912
               Pepper seed                   2,206
               Materials and supplies        2,141
                                          -----------
                                           $12,991
                                          =========

           Pepper seed is net of a valuation allowance of $395,000 at September 13, 1996, to reduce such inventories to their net realizable value.

5.         PROPERTY, PLANT AND EQUIPMENT

           Property, plant and equipment consisted of the following (dollars in thousands):

                                              September 13,
                                                  1996
                                          ------------------
               Land                             $  27,446
               Permanent crops                     43,764
               Buildings and improvements          27,236
               Machinery and equipment             20,250
                                            -------------
                                                  118,696
               Less accumulated depreciation       37,973
                                            -------------
                                                $  80,723
                                              ============


6.         INCOME TAXES

       Significant components of the Company's deferred income tax assets and liabilities as of September 13, 1996, are as follows (dollars in thousands):

       Deferred tax liabilities:
           Net fixed asset basis difference                        $23,078
           State taxes                                                 181
                                                                   --------
             Total deferred tax liabilities                         23,259
       Deferred tax assets:
           Net operating losses                                     29,779
           Tax credit carryforwards                                  1,549
           Reserve for notes receivable                              5,769
           Capitalized legal fees                                    4,447
           Basis difference in water rights                          1,198
           Allowance for doubtful accounts                              79
           Basis difference in partnership investments                 290
           Revolving funds reserve                                     114
           State taxes                                                 353
                                                                   -------
             Total deferred tax assets                              43,578

           Valuation allowance for deferred tax assets             (27,819)
             Total deferred tax assets, net                         15,759
                                                                 -----------
             Net deferred tax liability                            $ 7,500
                                                                    =======
       The Company has provided a valuation allowance for the tax benefits of deferred tax assets which may not be realizable.

       Income tax expense (benefit) varies from the amount
       computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:
                                               September 13,
                                                    1996
                                               ---------------
             Statutory federal rate                (34.0%)
             State taxes, less federal benefit      (6.2%)
             Valuation allowance                     40.2%
                                                -----------

                 Effective rate                       0.0%
                                                  ========

       At September 13, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,439,000 and $8,032,000, respectively, which expire at various dates from 1997 through 2011. In addition, a wholly owned subsidiary acquired in 1989 has net operating loss carryforwards of approximately $44,950,000 for federal tax purposes, which are subject to an annual limitation for a fifteen year period. The federal loss carryforwards expire at various dates from 2001 through 2004.

       The Company had investment and research and experimental tax credit carryforwards of approximately $692,000 which expire from 1997 to 2007. The Company also had alternative minimum tax carryforwards of approximately $857,000.

       The utilization of the net operating loss and credit carryforwards could be limited or eliminated by a reduction in liabilities as a result of the Plan and/or by changes in the Company's stock ownership resulting from the Cadiz acquisition.

7.     FINANCING

       Pursuant to the Plan, the Company issued new debt (along with Cadiz common stock) to settle prepetition long term debt. The following is a discussion of the Company's financing arrangements prior to and as of the Effective Date.

       Prepetition Financing:

       Debt and other financing arrangements of the Company at
       September 13, 1996 were as follows, based on the original
       contractual maturities:
                                      September 13,
                                            1996
                                      --------------
                                      (in thousands)

       Secured Debt:
       Revolving credit facility        $  34,277
       Note payable to an insurance
          company, monthly installments
          of $824,000 (includes
          interest), due on November
          1, 2000, interest
          at 10.6% (default interest
         at 12.6%)                         77,234
       Note payable to bank, semi
         annual installments
         of $750,000, due November
         30, 1999, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at
         prime plus 3.25%)                 5,793
       Note payable to bank,
         annual installments of
         $1,500,000 due November 30,
         1996, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at prime
         plus 3.25%)                      10,500

       Note payable to insurance
        company, monthly
        installments of $60,000
        (includes interest), interest
         at 12.9%                          2,838

       Unsecured Debt:
       Note payable to bank,
         due July 1, 1995, interest
         only at 10.0%, payable
         quarterly                         1,500
       Note payable to partnership,
         due September 1, 1994,
           interest at 13.25%              1,150
                                         --------
                                       $ 133,292
                                       ==========

       All of this prepetition debt has been classified in the accompanying consolidated balance sheet as "Liabilities subject to compromise under reorganization proceedings." As a result of the bankruptcy, all required principal payments on prepetition debt were suspended. For the period subsequent to the Petition Date, interest on the unsecured prepetition debt was not paid or accrued. Interest on secured prepetition debt continued to be accrued in the period subsequent to the Petition Date at the default interest rates. Pursuant to Bankruptcy Court order, adequate protection payments (including $3,417,000 in asset sale proceeds) were made on the secured debt amounting to $11,650,000 for the period from January 1, 1996 to September
       13, 1996. "Liabilities subject to compromise under reorganization proceedings" included $18,486,000 related to unpaid interest accrued on secured debt and $5,642,000 of unpaid professional fees incurred by the secured lenders as of September 13, 1996. Pursuant to the Plan, this accrued but unpaid interest and unpaid professional fees have been included as part of the principal balance of the respective new financing agreements.

       These credit facilities described above were collateralized by substantially all of the assets of the Company. The Company was in default on substantially all of the covenants under these credit facilities as of September 13, 1996.

       Debtor In Possession Financing:

       The Bankruptcy Court entered an order on January 20, 1995 approving a debtor in possession (DIP) financing agreement for the Company in an aggregate amount of $30,000,000. The DIP facility was amended and restated as of February 28, 1996 to extend the facility through the 1996 operating season in an aggregate amount of $20,000,000. The DIP financing granted to the DIP lender security interests in all the real and personal property of the Company including all contract accounts, contract rights, fixtures, copyrights, patents and trademarks.
       Under the terms of the loan and the Bankruptcy Code, the security interest of the DIP lender had priority over virtually all prepetition claims and Chapter 11 administrative expense claims.
       The DIP financing also contained a clause to provide adequate protection to certain prepetition secured lenders in the form of (a) replacement liens and (b) payment of specified amounts on the prepetition secured debt to cover interest and professional fees incurred by the lenders.

       Interest on the DIP borrowings was prime plus 1.25%.  During
       1996, the Company borrowed and repaid up to $6,790,000 under this facility and had no balance outstanding at September 13, 1996. Total interest and fees paid during 1996 related to the DIP facility was $106,000.

       The DIP facility expired when the Company emerged from bankruptcy on September 13, 1996.

       Postpetition Financing:

       On or about October 27, 1995, the Bankruptcy Court issued the Weyerhaeuser Order pursuant to which the Company assumed certain agreements with Weyerhaeuser for corrugated shipping containers and related financing. Pursuant to the Weyerhaeuser Order, the Company was required to make certain adequate protection payments and entered into a secured note. In addition, during 1996, the Company, with Bankruptcy Court approval, agreed to purchase certain equipment which had been under lease and entered in a secured note. The outstanding balances at September 13, 1996 for these notes were as follows:

                                                  (in thousands)
       Note payable to supplier,
           monthly installments  of            $   1,728
           $104,000 (includes interest),
           due March 1, 1998,
           interest at 10.00%.

       Note payable to financing company,
           monthly installments
           of $18,155 (includes interest),
           due July 1, 2002,
           interest at 7.50%                        1,025
                                               ----------
                                                    2,753

       Less: current portion                        1,269
                                              -----------
                                                $   1,484
                                               ==========
       Plan Financing:

       Pursuant to the Plan, the Company entered into new financing agreements totaling approximately $150 million with its existing secured lenders which are collateralized by substantially all of the assets of the Company. These financing agreements require, among other terms, minimum amounts, as defined, of working capital and tangible net worth and minimum ratios of current assets to current liabilities and indebtedness to net worth. Annual maturities of the debt outstanding upon emergence from bankruptcy on September
       13, 1996 is as follows:  remainder of 1996-$3,705,000; 1997-$8,789,000;
       1998-$7,970,000; 1999-$9,369,000; 2000-$11,377,000; 2001 and thereafter
        - $110,322,000.

8.     PREFERRED STOCK

        In May 1985, the Board of Directors of the Company designated 40,000 shares of Preferred Stock as Series I
       Preferred Stock. Each share of Series I Preferred Stock was convertible into one share of Common Stock and was entitled to receive cash dividends of $30 per share for each of the fiscal years ending on or after September 30, 1987. Such dividends were cumulative under certain circumstances and included other rights such as a liquidation preference per share equal to the sum of $300, plus all accrued but unpaid dividends.

       Pursuant to the Plan, all prepetition ownership interests of the Company, including the Series I Preferred Stock, as of the Effective Date were sold to Cadiz. At that time, accumulated undeclared dividends on the preferred stock of $10,395,000 at September 13, 1996 were released.

9.     LEASING ARRANGEMENTS

       The Company leases certain parcels of land, facilities, machinery, and equipment under non cancelable operating leases which expire in various years through 2000.

       At September 13, 1996, future minimum lease commitments under noncancellable leases (exclusive of property taxes and insurance) consist of the following for each fiscal year ended December 31 (dollars in thousands):

                                 Facilities &
                           Land   Equipment     Total
                           ------ ----------    -------
       1996                $  61  $   344        $   405
       1997                  117      351            468
       1998                  102       51            153
       1999                    3        0              3
       2000                    3        0              3
                       ---------   ---------    --------
                          $  286  $   746        $ 1,032
                          =======  =======       =======

       Total operating lease rental expense for the period ended
       January 1, 1996 to September 13, 1996 was $862,000.


10.    LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

       Liabilities subject to compromise under reorganization proceedings consisted of the following as of September 13, 1996 (dollars in thousands):



           Accounts payable                            $  24,348

           Interest payable                               18,486

           Other accrued liabilities                       4,123

           Long term debt (see Note 7)                   133,292
                                                   -------------
                                                       $ 180,249
                                                        ========
11.    COMMITMENTS

       DEBT GUARANTEE   The Company was co guarantor with
       its partner on a bank loan to the Sun Date partnership (see
       Note 13). The loan totaled $1,150,000 at September 13, 1996. In connection with the Sun Date settlement during the bankruptcy proceeding, the Company will be released from this bank guarantee and Cadiz has agreed to guarantee the bank loan up to a maximum of $350,000.

       PURCHASE AGREEMENT   In 1995, the Company entered
       into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

12.    RETIREMENT PLANS

       The Company established on January 1, 1996 a 401(k) Plan for salaried employees. Employees must work 1,000 hours and have completed one year service to be eligible to participate in this plan. The Company contributed $105,000 to the plan for the period from January 1, 1996 to September 13, 1996.

       The Company has a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary.
       There were no contributions made for the period from January 1, 1996 to September 13, 1996. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multiemployer pension plan in accordance with negotiated labor contracts and are generally based on the number of hours worked. There were no contributions made to these plans for the period from January 1, 1996 to September 13, 1996.

13.    RELATED PARTY TRANSACTIONS

       AG ACCOUNTING, INC.   The Company has entered into
       agreements to market products obtained from growers in which a former major stockholder/director of the Company has financial interests and/or farm management contracts. Ag Accounting, Inc. ("Ag Accounting"), which is wholly owned by this former stockholder/director, provides accounting services to these affiliated growers. The Company recognized marketing commission revenues from these affiliated growers of $151,000 for the period January 1, 1996 to September 13, 1996. The Company makes crop advances and charges for some or all of harvesting, hauling, packing and marketing services provided to these growers. These charges are deducted from crop proceeds paid to growers. Amounts due the Company from Ag Accounting totalled $84,000 as of September 13, 1996. The Company bills the affiliated growers monthly for services and remits net proceeds to each grower for the crops marketed by the Company. In certain instances, the Company has also obtained financing for these affiliated growers. Costs related to a product incentive program of $115,000 were incurred on behalf of Ag
       Accounting for the period from January 1, 1996 to September
       13, 1996.

       ANTHONY VINEYARDS, INC.    Anthony Vineyards, Inc. is
       a farming entity owned by a former officer and director of the Company. During 1996, the Company entered into marketing agreements and provided packing and marketing services to this grower. The Company makes grower advances for harvesting, hauling, and packing materials which are recovered from the grower at the time the Company receives the crop proceeds. At September 13, 1996, the Company owed Anthony Vineyards, Inc. $706,000 for net crop proceeds received. The Company recognized marketing commission revenues from Anthony Vineyards of $717,000 for the period from January 1, 1996 to September 13, 1996.

       LSL BIOTECHNOLOGIES, INC.   LSL Biotechnologies,
       Inc. (LSL) is an entity that develops, produces and markets seed varieties in which former officers and/or directors of the Company have or had ownership interests. The Company and LSL entered into growing agreements and seed purchase contracts related to peppers and tomatoes. During the bankruptcy proceeding, LSL made claims for prepetition and postpetition amounts owed by the Company under the agreements which the Company disputed. On September 9, 1996, an agreement between the Company and LSL was reached that settled all LSL pre and postpetition claims against the Company. The settlement included the allowance of a prepetition unsecured claim in the amount of $900,000 and a postpetition administrative claim of $650,000 for postpetition royalties owed to LSL for pepper and tomato sales. The prepetition allowed claim of $900,000 is included in "Liabilities subject to compromise under reorganization proceedings" in the accompanying balance sheet. The postpetition allowed claim of $650,000 is included in accounts payable in the accompanying balance sheet. In addition, the Company agreed to convey the trade name and trademark Le
       Rouge Royale to LSL and obtained a license to utilize the trademark until December 31, 1997 for an additional royalty of $100,000.

       THE IRVINE COMPANY   In prior years, the Company had
       orchard and row crop farming, packing and marketing agreements with The Irvine Company. A former major stockholder/director of the Company owned stock in and was a director of The Irvine Company, a large land owner and developer in Southern California. In 1993, the orchard agreement was terminated and in 1994 the row crop agreement was terminated. As of September 13, 1996, the Company had liabilities owed to The Irvine Company, primarily for land rent and crop proceeds, of $5,000,000, which will be settled for sixty percent of the total amount pursuant to the Plan.

       AMERICAN SUNMELON   For the period from January 1,
       1996 through September 13, 1996, the Company made payments to American Sunmelon of $461,000 primarily for royalty payments and seed purchases. As of September 13, 1996, the Company had liabilities owed to American
       Sunmelon of $188,000.

       SUN DATE   Prior to September 13, 1996, a former major
       stockholder/director of the Company had ownership interests in various date farming partnerships that provided unprocessed dates to Sun Date. For the period January 1, 1996 through September 13, 1996, the Company recognized marketing commissions from date sales of $37,000. In addition, as of September 13, 1996, the Company had liabilities payable to Sun Date of $1,163,00, including a $1,150,000 prepetition note payable which will be settled for sixty percent of the total outstanding balance pursuant to the Plan.

14.    CONTINGENCIES

       The Internal Revenue Service (IRS) has filed claims against the Company, and certain subsidiaries, for taxes refunded to the Company for certain workers that the IRS claims were employees. The Company contends that the workers are excluded from the definition of employment under the Internal Revenue Code. A complaint has been filed by the Company in the Bankruptcy Court seeking refunds of taxes paid on account of agricultural workers for other years. The Company intends to object to the claims asserted by the IRS. The total amount of claims filed against the Company are approximately $4,300,000 including tax deficiency, interest and penalties. At September 13, 1996, the Company has recorded a reserve for these claims representing management's best estimate of the ultimate amount that will be paid.

       On January 3, 1996, the Company brought an action against Corona College Heights Orange & Lemon Association (CCH) alleging breach of contract, intentional interference with economic advantage and unfair competition. On April 17, 1996, CCH counterclaimed against the Company, alleging breach of contract, breach of fiduciary duty, negligence, fraud and deceit, negligent misrepresentation, constructive fraud, intentional interference with prospective economic advantage, unjust enrichment and constructive trust and accounting. This matter is in the early stages of discovery.

       In the normal course of agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. The Company has had regulatory agencies conduct inspections and there has been a claim asserted relating to these materials. Although the Company does not believe remedial action, if any, will require the expenditure of funds material to the Company's financial position, no assurance can be given regarding the outcome of environmental claims, investigations or remedial actions in the future.

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


                   * * * * * *



                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                      OF
           CADIZ LAND COMPPANY, INC. AND SUN WORLD INTERNATIONAL, INC.
                                   (ITEM 7(b))



On September 13, 1996, Cadiz Land Company, Inc. (the "Company") acquired all of the stock of a reorganized Sun World International, Inc. ("Sun World") pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June
3, 1996 (Modified) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). Total consideration was approximately $179 million of which approximately $150 million will be owed to Sun World's existing secured lenders through a restructuring of previously existing debt. In addition, the Company made a capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors.

The acquisition is accounted for by the purchase method of accounting for business combinations and, accordingly, the cost to acquire the assets of Sun World was allocated to the underlying net assets to the extent of their respective fair values. The pro forma adjustments reflected in the pro forma information have been based on an estimated purchase price allocation, which management is currently in the process of finalizing.

The unaudited pro forma balance sheet reflecting this transaction is not required and, accordingly is not included herewith, since this transaction was reflected in the balance sheet filed with the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

The unaudited pro forma statement of operations for the year ended March
31, 1996 and the six months ended September 30, 1996 reflect combined results of operations as if the acquisition had occurred at April 1, 1995. Since the fiscal year ends of Cadiz and Sun World differ, for pro forma purposes the results of operations for the year ended March 31, 1996 consist of Cadiz operations for the twelve months ended March 31, 1996 combined with Sun World operations utilizing the results of operations for the twelve months ended December 31, 1995 less first quarter 1995 operations (January 1, 1995 through March 31, 1995) plus first quarter 1996 operations (January 1, 1996 through March 31, 1996). The results of operations for the interim period April 1, 1996 through September 30, 1996 consist of Cadiz' operations for the six months ended September 30, 1996 combined with Sun World's operations for the six months ended September 30, 1996.

The pro forma combined financial information should be read in conjunction with the historical financial statements of Cadiz, including the notes thereto, which are contained in Cadiz' Quarterly Report on Form 10 Q for the six months ended September 30, 1996 and Cadiz' Annual Report on Form 10-K for the year ended March 31, 1996, as well as the historical financial statements of Sun World from which the pro forma combined financial statements of operations have been derived.

The following unaudited pro forma consolidated financial statements of operations are presented for informational purposes only and are not necessarily indicative of operating results that would have occurred if the acquisition had been consummated as of April 1, 1995, nor are they necessarily indicative of the future operating results of Cadiz.

In addition to the above, certain pro forma adjustments and assumptions have been incorporated which are described more fully in the accompanying notes to the pro forma financial information.


                  CADIZ LAND COMPANY, INC. &
                SUN WORLD INTERNATIONAL, INC.

Pro Forma Combined Statement of Operations
For the years ended March 31, 1996
($ in thousands except per share data)
(Unaudited)


                        Cadiz Land    Sun World    Pro Forma
                        Company, Inc.  Intn'l     Adjustments
                        (Audited)       Inc.       Increase     Pro Forma
                                                  (Decrease)     Combined
                         ---------    ----------- ------------  ----------
Revenues                 $  1,441      $ 116,487  $   1,646<F8>   $ 119,574
                         --------      ---------  ------------    ----------
Costs and expenses:
 Cost of sales                  0         78,862                     78,862
  Resource development      3,329              0                      3,329
  Landfill prevention
    activities              1,919              0                      1,919
  General and
    administrative          1,826         17,347    (11,139)<F5>      8,034
  Permanent crop
    abandonments                0          1,560     (1,560)<F6>          0
  Depreciation                833          5,747       (519)<F4>      6,061
  Amortization                234            886        439 <F3>      1,559
                         -------------  ------------ ------------  -------
  Total costs and
     expenses               8,141        104,402    (12,779)         99,764
Operating income (loss)    (6,700)        12,085     14,425          19,810

Asset impairment                           4,868     (4,868)<F7>          0

Interest expense, net       1,787         15,894     (2,882)<F1><F2>  14,799
                         -------------  ------------ ------------    -------

Net income (loss)        $ (8,487)      $ (8,677)  $ 22,175         $  5,011
                         =========       ========= ========         ========




Net income per common share:                                        $   0.27
                                                                    ========
  Primary income per common share
  Fully diluted income per
    common share                                                    $   0.16
                                                                    ========
Weighted average common shares outstanding:
   Primary                                                        18,777,000
                                                                   ========

   Fully diluted <F9>                                             31,082,000
                                                                  ===========

See accompanying notes to the pro forma combined statement of operations.



                                                       Pro Forma
                           Cadiz Land      Sun World  Adjustments
                           Company,        Intnt'l   Increase     Pro Forma
                               Inc.         Inc.     (Decrease)    Combined
                           ----------   ----------- ------------ ----------
Revenues                   $   158        $ 78,739  $               $ 78,897
                           ---------     ---------- -----------     --------
Costs and expenses:
 Cost of sales                   0          57,887                    57,887
 Resource development        1,445                                     1,445
 Landfill prevention
    activities                 262                                       262
 General and
    administrative           1,602           8,613     (4,784)<F5>     5,431
 Depreciation                  428           2,566        972 <F4>     3,966
 Amortization                  117             206        201 <F3>       524
                            -------       ---------    ------------- --------
 Total costs and expenses    3,854          69,272     (3,611)        69,515

Operating income (loss)     (3,696)          9,467      3,611          9,382

Interest expense, net          843           7,924      1,778<F1><F2>  6,989

Litigation settlement          334                                       334
                           -----------    ----------   -------------- -------
Net income (loss)          $ (4,205)      $  1,543    $ 5,389         $2,727
                            ========      ==========   ==========    ========



Net income per common share:
   Primary income per common share                                    $ 0.13
                                                                    ========

   Fully diluted income per
     common share                                                     $ 0.08
                                                                    ========
Weighted average common shares outstanding:
  Primary                                                         20,616,000
                                                                   =========

  Fully diluted <F9>                                              32,900,000
                                                                  ========

See accompanying notes to the pro forma combined statement of operations.


(a) The unaudited pro forma combined statement of operations have been adjusted by the following to reflect the acquisition of Sun World by Cadiz as if it were effective at April 1, 1995:
                                                  Year Ended  Six Months Ended
                                                   March 31,    September 30,
                                                     1996           1996
                                                  ---------- ----------------
                                                 (Increase(decrease) to Income)
<F1>  Increase in interest income resulting from
  the capital contribution at acquisition by
  Cadiz of $15 million, net of principal and
  interest payments related to the restructuring
  of Sun World's debt obligations                    $   828     $   352

<F2> Decrease in interest expense and adequate
  protection payments as a result of the
  restructured debt obligations of Sun World           2,054       1,426

<F3>Increase in amortization as a result of the
   acquisition cost of Sun World exceeding
   the fair value of the net assets acquired            (439)       (201)

<F4> Change in depreciation resulting from
  adjustments to reflect the fair value
  carrying amounts of plant and equipment                519        (972)

<F5> The unaudited proforma combined
  statement of operations have been
  prepared on a continuing operations
  basis and, therefore, do not give effect
  to the reorganization costs incurred
  as a result of Sun World emerging from
  bankruptcy                                          11,139       4,784

<F6>Elimination of the provision for permanent
  crop abandonments since assets were written
  down to their fair value as part of the
  purchase price allocation adjustment                 1,560

<F7> Elimination of the provision for loss on
  asset impairment since assets were written
  down to their fair value as part of the
  purchase price allocation adjustment                 4,868

<F8> Eliminate loss on disposal of assets since
  assets were written down to their fair value
  as part of the purchase price allocation
  adjustment                                           1,646
                                                     -----------   -----------
  Total adjustments                                  $   22,175   $  5,389
                                                       =======     =======


<F9>  Includes outstanding unconditional stock options which, if assumed exercised, would result in gross proceeds of approximately $12 million to the Company.



               Cadiz Land Company, Inc.

                      SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     Cadiz Land Company, Inc.
                                          (Registrant)



                                    By:  /s/ Susan K. Chapman
                                    ---------------------------
                                         Susan K. Chapman
                                         Chief Financial Officer

Dated:  November 27, 1996


